Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

NTELOS Holdings Corp.:

We consent to the use of our report dated May 16, 2011 with respect to the combined balance sheets of Lumos Networks as of December 31, 2010 and 2009, and the related combined statements of operations, cash flows, and equity for each of the years in the three-year period ended December 31, 2010, which report appears in the form 10 filed by Lumos Networks Corp. dated October 17, 2011, incorporated herein by reference.

Richmond, Virginia

October 26, 2011